Exhibit 99.2

April 7, 2014

James River Coal Company Files For Chapter 11 Reorganization To Restructure Balance Sheet And Continue Exploration Of Strategic Alternatives

-- Receives Commitment for $110 Million in DIP Financing

-- Mining Operations and Coal Shipments to Continue in the Ordinary Course

RICHMOND, Va., April 7, 2014 /PRNewswire/ -- James River Coal Company (NASDAQ: JRCC), today announced that the Company and its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the Eastern District of Virginia Richmond Division. James River intends to use the Chapter 11 process to continue implementing a comprehensive turnaround plan aimed at addressing its challenges in the changing coal mining industry. James River expects its mining operations and customer shipments to continue in the ordinary course throughout the restructuring process.

In conjunction with its restructuring, James River will enter into a $110 million debtor-in-possession (DIP) financing facility with several large financial funds. Upon approval by the Bankruptcy Court, the new financing and cash generated from James River's ongoing operations will be used to support the business during the restructuring process.

Peter T. Socha, Chairman and Chief Executive Officer commented: "The coal markets in the U.S. have changed dramatically during the past several years. Some of these changes are cyclical due to continued weakness in the real economy. Other of the changes are more permanent like changes in government environmental regulations, improved methods to produce natural gas, and switching between coal basins by domestic power utilities. We have made a number of large and significant changes to our mine operations and administrative overhead in response to the changes in the coal markets. Now we need to adjust our balance sheet and debt structure to align ourselves to the new industry.

We took this action to restructure under Chapter 11 because it will allow us to adjust the balance sheet and improve our liquidity in a controlled and definitive manner. We will also continue to explore and evaluate potential strategic alternatives for the Company, such as a capital investment through a plan of reorganization or a sale of one or more portions of the Company.

We believe this provides our best course of action to support the best interests of our suppliers, customers, employees and other critical constituents. We believe we will come out of this a much stronger and a more financially secure company."

James River has filed various motions with the Bankruptcy Court in order to ensure the continuation of normal operations, including requesting authorization to continue paying employee wages and providing health care and other benefits. James River has also asked for authority to continue existing customer programs and intends to pay suppliers in full under normal terms for goods and services provided after the filing date of April 7, 2014.

Court filings and other information related to these cases are available on a separate website administered by James River's claims agent, Epiq Bankruptcy Solutions, LLC, at http://dm.epiq11.com/JamesRiverCoal.

Davis Polk and Wardwell LLP and Hunton & Williams LLP are serving as the company's legal advisors, Perella Weinberg is serving as restructuring financial advisor, and Deutsche Bank Securities is serving as investment banker and mergers and acquisitions advisor.

James River Coal Company is one of the leading coal producers in Central Appalachia and the Illinois Basin. The company sells metallurgical, bituminous steam and industrial-grade coal to electric utility companies and industrial customers both domestically and internationally. The Company's operations are managed through operating subsidiaries located throughout eastern Kentucky, southern West Virginia and southern Indiana. Additional information about James River Coal can be found at its web site www.jamesrivercoal.com

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from our current expectations both in connection with the Chapter 11 filings James River is announcing today and our business and financial prospects. Statements of management's expectations, including its desire to successfully restructure in order to position Patriot for long term viability and success, to address its financial challenges, to address important issues in an orderly way and to make James River stronger and more competitive are based on current assumptions and expectations. No assurance can be made that these events will come to fruition. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: (i) the ability of James River and its subsidiaries to continue as a going concern, (ii) the ability of James River and its subsidiaries to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 cases, (iii) the ability of James River and its subsidiaries to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 cases, (iv) the effects of the bankruptcy filing on James River and its subsidiaries and the interests of various creditors, equity holders and other constituents, (v) Bankruptcy Court rulings in the Chapter 11 cases and the outcome of the cases in general, (vi) the length of time James River and its subsidiaries will operate under the Chapter 11 cases, (vii) risks associated with third-party motions in the Chapter 11 cases, which may interfere with the ability of James River and its subsidiaries to develop one or more plans of reorganization and consummate such plans once they are developed, (viii) the potential adverse effects of the Chapter 11 proceedings on James River's liquidity or results of operations, (ix) the ability to execute James River's business and restructuring plans, (x) increased legal costs related to James River's bankruptcy filing and other litigation, and (xi) the ability of James River and its subsidiaries to maintain contracts that are critical to their operation, including to obtain and maintain normal terms with their vendors, customers, lessors and service providers and to retain key executives, managers and employees. In the event that the risks disclosed in James River's public filings and those discussed above cause results to differ materially from those expressed in James River's forward-looking statements, James River's business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. James River undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to James River's Form 10-K and Form 10-Q reports.

CONTACT:
James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

SOURCE James River Coal Company

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